Exhibit 99.1

ACTIVIDENTITY TO ACQUIRE CORESTREET

Deal Extends Strong Authentication and Credential
Management Offerings for Government Agencies and Enterprises

FREMONT, Calif., December 14, 2009 — ActivIdentity Corporation (NASDAQ: ACTI), a global leader in strong authentication and credential management, today announced that it had entered into an agreement to acquire CoreStreet Ltd., a leader in distributed identity credential validation solutions.

The consideration for the acquisition of approximately $20 million will consist primarily of cash but will also include stock and warrants. The acquisition is subject to customary closing conditions and is expected to be completed in December 2009. ActivIdentity expects this acquisition to add on a full year basis approximately 10% to its revenue base and to be accretive to adjusted EBITDA.

With the addition of CoreStreet’s Public Key Infrastructure (PKI) certification technology, distributed identity credential validation system, and physical access control products, ActivIdentity believes the acquisition will strengthen its strong authentication and credential management product portfolio to confidently establish a person’s identity when interacting digitally.

“Customer demand for scalable identity credential and authentication management solutions is growing exponentially as organizations of all sizes strive to ensure that only authorized personnel are accessing their facilities, networks, data, or applications,” said Grant Evans, chairman and chief executive officer of ActivIdentity. “CoreStreet’s solutions, talent and customers complement ActivIdentity’s business and we believe they will extend our ability to deliver a comprehensive set of capabilities that enable organizations to protect against cyber-security threats and identity fraud. This deal represents the first piece in our growth strategy going forward.”

The acquisition of CoreStreet is intended to support ActivIdentity’s global vision of making every digital interaction trustworthy by adding distributed identity credential validation solutions and physical access control products to the company’s broad portfolio of strong authentication and credential management offerings. CoreStreet’s PKI certificate validation technology is deployed by public and private organizations around the world to validate the credentials of individuals as they interact with their secure IT applications, including digitally signed email and secure forms. Additionally, CoreStreet’s PIVMAN system allows authorized personnel the ability to control access to any site with confidence by quickly authenticating and validating the roles and identities of individuals wishing to enter an area.

“CoreStreet is pleased that our proven technology will add strategic value and complement ActivIdentity’s portfolio of world-class strong authentication and credential management products,” said Chris Broderick, chief executive officer of CoreStreet. “We believe our combined teams will create exciting growth opportunities for the company, our customers and our employees. We look forward to contribute to our combined future growth as part of the ActivIdentity team.”

ActivIdentity’s acquisition of CoreStreet builds upon an existing relationship between the companies. CoreStreet and ActivIdentity already partner on credential management solutions that enable government agencies and enterprises to defend against security threats and identity fraud.

About ActivIdentity

ActivIdentity Corporation (NASDAQ: ACTI) is a global leader in strong authentication and credential management, providing solutions to confidently establish a person’s identity when interacting digitally. For more than two decades the company’s experience has been leveraged by security-minded organizations in large scale deployments such as the U.S. Department of Defense, Nissan, and Saudi Aramco. The company’s customers have issued more than 100 million credentials, securing the holder’s digital identity. ActivIdentity is headquartered in Silicon Valley, California. For more information, visit www.actividentity.com.

About CoreStreet

Every day, the world’s most demanding government and commercial enterprises rely on CoreStreet technology to authorize critical events, ranging from signed communications and transactions to physical access. CoreStreet has offices in Cambridge, Massachusetts and Washington, D.C. More information, including technical white papers, industry solution studies and a list of the patents awarded to the company is available at www.corestreet.com.

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ActivIdentity is a registered trademark in the United States and / or other countries. All other trademarks are the property of their respective owners in the United States and / or other countries.

Safe Harbor Statement

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to CoreStreet’s products, the closing of the transaction, the benefits to customers from the acquisition and impact of the transaction on ActivIdentity’s financial results. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others: ActivIdentity’s ability to attract and retain customer support for CoreStreet’s products, the ability to generate new sources of revenue from CoreStreet’s products, to realize other financial benefits from the proposed acquisition, to strengthen its position in credential management solutions, as well as the ability of the parties to complete the proposed transaction.  You can find more information about the risks to which ActivIdentity’s business is subject under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of our SEC filings, which have more information about these and other risks, are available from the Company and on the SEC website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivIdentity disclaims any intention to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Press Contact:

Corporate

Torsten George

Vice President, Worldwide Marketing

ActivIdentity

T +1 510.745.6310

tgeorge@actividentity.com

Business Press

Kimberly Uberti

The Bohle Company

T +1 310.721.6850

kim@bohle.com

Trade Press

Dan Chmielewski

Madison Alexander PR

T +1 714.832.8716

dchm@madisonalexanderpr.com

Investor Contact:

Jacques Kerrest

Chief Financial Officer

ActivIdentity

T +1 510.574.1792

jkerrest@actividentity.com